UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 7, 2023

ALIMERA SCIENCES, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-34703	20-0028718
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
6310 Town Square, Suite 400 Alpharetta, Georgia		30005
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (678) 990-5740

Not Applicable
(Former name or former address, if changed since last report.)

 Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.01 par value per share	ALIM	The Nasdaq Stock Market LLC (Nasdaq Global Market)

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(d)

Pursuant to the previously disclosed Securities Purchase Agreement by and between Alimera Sciences, Inc. (the “Company”) and the purchasers party thereto, dated as of March 24, 2023 (as amended, the “Purchase Agreement”) Velan Capital Master Fund LP and Velan Capital SPV I LLC (collectively, “Velan”) has nominated Margaret Pax to the Company’s board of directors (the “Board”) as a designee of Velan. Accordingly, and based in part upon the recommendation of the Nominating and Corporate Governance Committee of the Board (the “Nominating Committee”), the Board (i) pursuant to the Company’s bylaws and certificate of incorporation, increased the number of directors from seven to eight and (ii) appointed Ms. Pax to the Board on November 7, 2023, as a Class II director and as a designee of Velan. In addition, the Board appointed Ms. Pax to the Nominating Committee. A copy of the press release announcing the appointment of Ms. Pax is attached as Exhibit 99.1 and incorporated herein by reference.

In connection with her election to the Board, the Board granted Ms. Pax options to purchase 36,713 shares of the Company’s common stock (the “Common Stock”) at an exercise price of $3.42, the closing price per share of the Common Stock on November 8, 2023, the first trading date after her appointment to the Board. The options will vest and become exercisable in equal monthly installments and vest in full at the earlier of August 1, 2024 or the date of the Company’s 2024 annual meeting of stockholders, with the final installment to be adjusted as necessary to avoid any fractional shares in any installment, provided Ms. Pax provides continuous service to the Company through the applicable vesting date. In the event of a change of control of the Company or if Ms. Pax’s service terminates due to death or disability, the options will accelerate and immediately become exercisable. Ms. Pax will also receive a $40,000 annual retainer for her service on the Board and a $4,000 annual retainer for her service on the Nominating Committee, with such retainers initially to be prorated to the Company’s 2024 annual meeting of stockholders, pursuant to the Company’s non-employee director compensation program (the “Director Compensation Program”). In addition, under the Director Compensation Program, Ms. Pax will be eligible to receive, upon the conclusion of each annual meeting of stockholders beginning in 2024, options to purchase an additional 6,000 shares of Common Stock, provided she is then continuing to serve on the Board.

Ms. Pax and the Company have entered into an indemnification agreement requiring the Company to indemnify her to the fullest extent permitted under Delaware law with respect to her service as a director. The indemnification agreement is in the form the Company has entered into with its other directors and executive officers.

There are no family relationships between Ms. Pax and any of the Company’s directors or executive officers and Ms. Pax does not have any direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
99.1	Press release of Alimera Sciences, Inc. dated November 8, 2023
104	Cover page Interactive Data File (embedded with the inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ALIMERA SCIENCES, INC.

Dated: November 8, 2023	By:	/s/ Russell L. Skibsted
	Name:	Russell L. Skibsted
	Title:	Chief Financial Officer and Senior Vice President